As filed with the Securities and Exchange Commission on November 8, 2005.
Registration No. 333-127099

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

Amendment No. 1
to
FORM SB-2

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933
______________________________

       PRIDE, INC.
 (Name of small business issuer in its Charter)

Colorado (State or other jurisdiction of incorporation or organization)	6799 (Primary Standard Industrial Classification Code Number)	94-3405810 (IRS Employer Identification Number)

2525 Fifteenth Street, Suite 3H
Denver, CO 80211
303-480-5037

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael L. Schumacher
President, Treasurer, Chief Financial Officer and Director
2525 Fifteenth Street
Suite 3H
Denver, CO 80211
303-480-5037
________________________________________
(Name, address, including zip code, and telephone number of agent for service of process)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman, PC
1507 Pine Street
Boulder, Colorado 80302
(303) 449-2100
_____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value to be sold by our company	1,287,393	$0.51	$656,570	$100.00
TOTAL:	1,287,393	$0.51	$656,570	$100.00

(1)     Consists of Common Stock of Pride, Inc., a Colorado corporation, to be distributed to the holders of Prime Rate Income & Dividend Enterprises, Inc. (PIDV) common stock as of November 26, 2002 (the "Spin-off Record Date") to effect a spin-off of our company's shares. The PIDV shareholders will not be charged or assessed for the Pride, Inc. Common Stock, and Pride, Inc. will receive no consideration for the distribution of the foregoing shares in the Spin-off. There currently exists no market for Pride, Inc.'s Common Stock. The registration fee has been calculated based on one-third (1/3) of the stated value of the shares in accordance with the provisions of Rule 457(f)(2).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRIDE, INC.

Cross-Reference Index
	Item No. and Heading In Form SB-2 Registration Statement	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement and Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary and Risk Factors	Prospectus Summary; Risk Factors

4.	Use of Proceeds	*

5.	Determination of Offering Price	Front Cover Page

6.	Dilution	*

7.	Selling Securityholders	*

8.	Plan of Distribution	Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Controlling Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Management and Principal Stockholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Matters; Experts

14.	Disclosure of SEC Position on Indemnification for Securities Act Liabilities	Management - Indemnification and Limitation on Liability of Directors

15.	Organization Within Last Five Years	The Company; Business - Overview

16.	Description of Business	Prospectus Summary; Risk Factors; Business

17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements; Business

18.	Description of Property	Business

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Equity and Related Stockholder Matters	Certain Market Information

21.	Executive Compensation	Management - Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	*

*  Omitted from prospectus because Item is inapplicable or answer is in the negative

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2005

Prospectus

PRIDE, INC.
Spin-Off of Pride, Inc. by the Distribution of
1,287,393 Shares of Common Stock

We are furnishing this Prospectus to the shareholders of Prime Rate Income & Divided Enterprises (PIDV), a Colorado corporation. Pride Inc. (Pride) was a wholly-owned subsidiary of PIDV. On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Pride to the PIDV shareholders of record on November 26, 2002, exclusive of shares issued to the shareholders of U.S. Medical Systems, Inc. effective November 12, 2002.  PIDV changed its name to US Medsys Corp. (USMS) in March 2004.

Shareholders of PIDV will receive one (1) of our shares for every one (1) share of PIDV which they owned on November 26, 2002, the record date of the distribution. Fractional shares will be rounded to the nearest whole. These distributions will be made within ten (10) days of the date of this Prospectus. Pride, Inc. is bearing all costs incurred in connection with this distribution.

Our President, Michael Schumacher, has held the shares in trust since the spin-off was declared in November 2002. Mr. Schumacher has not, and will not, receive any compensation for holding our shares in trust. By virtue of his position as trustee, Mr. Schumacher is considered an underwriter under applicable federal securities law.

Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005.

Questions And Answers About The Spin-Off

Q:	How Many Pride, Inc. Shares Will I Receive?

A:

Pride, Inc. will distribute to you one (1) share of our common stock for every one (1) share of PIDV you owned on the record date. No cash distributions will be paid for fractional shares, which will be rounded to the nearest whole.

Q:	What Are Shares Of Pride, Inc. Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Pride, Inc. Do After The Spin-Off?

A:

Our management intends to continue our operations in the same manner as prior to the pro rata spin-off and does not anticipate any additional corporation transactions which might impact the continuing interest of shareholders.

Q:	Will Pride, Inc. Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:

Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:

The distribution will not qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your PIDV shares.

Q:	What Do I Have To Do To Receive My Pride, Inc. Shares?

A:

No action by you is required. You do not need to pay any money or surrender your PIDV common shares to receive our common shares. The number of PIDV common shares you own will not change. If your PIDV common shares are held in a brokerage account, our common shares will be credited to that account. If you own your PIDV common shares in certificated form, certificates representing your PIDV common shares will be mailed to you.

About this Prospectus

          You should rely only on the information contained in this prospectus. We have not, and PIDV has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. PIDV and we believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; and PIDV and we may not update this information except as required by applicable law.

Forward-looking Statements

In General

          This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the real estate industry

*	changes in legislation and regulation effecting the real estate industry;

*	changes in our business strategies;

*	the level of demand for our products and services; and

*	the availability of working capital.

          In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

Summary

About Our Company

          Please note that throughout this prospectus the words "we," "our," or "us" refers to Pride, Inc.

         Our corporation was formed under the laws of the State of Colorado on August 22, 2001. We are principally in the investment business with our investments principally in real estate, real estate mortgage loans, and real estate foreclosure certificates of purchase. Our Articles of Incorporation authorize us to issue 200,000,000 shares of common stock with no par value per share and 1,000,000 shares of preferred stock with no par value per share. We own 100% of the issued and outstanding stock of Pride Holdings, Inc. and its 100% owned subsidiaries, Pride Investment, Inc., and Pride Equities, Inc. We own 98% of Federal Mortgage Corporation of Puerto Rico, Inc., which owns 100% of Pride Lending, Inc. We also own 51% of Marwich II, Ltd., 75% of Springfield Financial, Inc., and 51% of American Telstar, Inc., all inactive public companies as of March 31, 2005.

         We were a wholly-owned subsidiary of Prime Rate Income & Dividend Enterprises, Inc. (PIDV). On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of 100% of our company to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares subsequently issued to U.S. Medical Systems, Inc. (USMS) shareholders effective November 12, 2002.

          PIDV entered into a share exchange agreement with USMS whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November, 2002, was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. Since USMS's business is not related to real estate and mortgage investment business, the PIDV directors decided it was in the best interest of PIDV and our company and PIDV's shareholders to effect our pro rata spin-off. The conditions of the business combination agreement with USMS stipulate that we would be spun-off on a pro rata basis to PIDV shareholders.

          We intend to continue our operations in the same manner as prior to the pro rata spin-off and do not anticipate any additional corporate transactions which might impact the continuing interest of the shareholders.

          The principal executive offices of our company are located at 2525 Fifteenth Street, Suite 3H, Denver, Colorado 80211, and our company's telephone number is (303) 480-5037.

Explanatory Note

          We established November 26, 2002 as the spin-off record date. The delay between the record date and the date of this prospectus has been the result of our being understaffed. We also experienced delays in completing the audit of our financial statements.

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

The terms upon which we may obtain additional capital may be dilutive to current shareholders or otherwise require unfavorable concessions and may adversely affect the market price of our common stock, if a public trading market develops.

        We have the authority to issue up to 200,000,000 shares of common stock, 1,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

        The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

          Although no financing is planned currently, we may need to raise additional capital to fund operating losses, or to develop new areas of investment. Possible funding sources include public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, our existing stockholders, those who receive shares in the spin-off, may experience substantial dilution. If adequate funds are not available, we may be required to delay, scale back or reduce our operations.

No broker or dealer has committed to create or maintain a market in our stock, which could adverslyt influence the market for and price for our securities.

          We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

As our stock will not be listed on Nasdaq, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

          As our common stock will not be listed on Nasdaq and will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

          These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.  You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

Our stock price may be volatile and as a result you could lose all or part of your investment.

          The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

*	failure to meet our operating budget

*	decline in demand for our common stock

*	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter

*	downward revisions in securities analysts' estimates or changes in general market conditions

*	investor perception of our industry or our prospects

*	general economic trends

          In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at or above the value attributed to them for tax purposes.

Our quarterly operating results are subject to fluctuations and if we fail to meet the expectations of securities analysts or investors in any quarter, our share price could decline significantly.

          Our quarterly operating results have historically fluctuated and may fluctuate significantly in the future. Accordingly, our operating results in a particular period are difficult to predict and may not meet the expectations of securities analysts or investors. If this were to occur the share price of our common stock would likely decline significantly. Factors that may cause our operating results to fluctuate include many of the risk factors discussed elsewhere in this prospectus, and also include:

*	failure to meet our operating budget

*	decline in demand for our common stock

*	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter

*	downward revisions in securities analysts' estimates or changes in general market conditions

*	investor perception of our industry or our prospects

          Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

Colorado law and our Articles of Incorporation protect our directors from certain types of lawsuits, which may require us to use our assets to defend our directors and officers against claims.

          Colorado law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Real estate investments are inherently risky and the value in our properties could be affected by a number of factors that we cannot control.

          Real estate investments are inherently risky. The value of our company's properties and the revenue from the related development and rental activities may be adversely affected by a number of factors, including the national and local economic climate, local real estate conditions (including conditions of oversupply of space or reduction in demand for real estate), the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or spaces, the ability to obtain adequate insurance and to cover other construction costs, government regulations and changes in real estate, zoning or tax laws, interest rate levels and the availability of financing. There can be no assurances that we will be able to mitigate these risks.

Our location specialization in Arapahoe County, Colorado may increase the concentration risk.

          While we own real estate in California, Colorado, North Dakota, Texas and Arkansas, our business of investing in foreclosure real estate certificates of purchase is primarily focused in Arapahoe County, Colorado. This focus in one county increases the concentration risk and uncertainty related to changes in economic conditions in one area.

The cost of compliance with or liabilities under environmental laws may harm our operating results.

          Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substance son the property. We may face liability regardless of:
*	our knowledge of the contamination;
*	the timing of the contamination
*	the cause of the contamination; or
*	the party responsible for the contamination of the property.

Development and construction risks could adversely affect our profitability.

          If we obtain title to real estate properties during the foreclosure process, we principally renovate the properties acquired and sell them. Our renovation and related construction activities may subject us to the following risks:
*

we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment or these projects;

*

we may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate, which could result in increased costs and a reduction in operating income;

*	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities; and

*	we may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

We may incur new indebtedness in the future in connection with our acquisition, development and operating activities, which increases risks related to repayment of such indebtedness.

          Use of debt financing increases risks, including:
*	that our cash flow will be insufficient to make required payments of principal and interest; and

*	that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness

Interest rate fluctuations could adversely affect our profitability.

          We are in the business of investing in foreclosure sale real estate certificates that have sufficient equity such that it is likely that the property will be redeemed. Because we acquire the certificates of purchase principally for the interest they earn during the redemption period, the profitability of these certificates would decrease if the applicable interest rate were to fall.

Competition in the real estate industry is intense and may adversely affect our ability to acquire, sell and rent real estate properties.

          The real estate business is highly competitive. There are thousands of real estate investors in the United States of America that are investing in similar properties. The level of competition in the acquisition, sale and renting of real estate properties is affected by economic conditions in the area as well as interest rates available to borrowers. Our competitors may have greater financial resources and more expertise in the rental business. Our ability to obtain revenue from our developed property will depend on our ability to rent our properties in this highly competitive environment.

Competition in field of investing in foreclosure certificates of purchase is intense which may adversely affect out ability to continue to acquire foreclosure certificates of purchase which produce significant revenue to us.

          Our business of investing in certificates of purchase is highly competitive since there is open bidding allowed on all real estate foreclosures. Typically at the foreclosure sales, there will be between five and twenty individuals in attendance and between three and seven actual bidders (in addition to the foreclosing lender) bidding on the properties collateralizing their loans. Our competitors may have greater financial resources and more expertise in the investment of foreclosure certificates of purchase.

The share control position of the Schumacher Plan will limit the ability of other shareholders to influence corporate actions.

         After distribution of our shares to the PIDV shareholders, a trust for the benefit of Mr. Schumacher will beneficially control approximately 53% of our outstanding shares. Because the trust will beneficially control more than a majority of the outstanding shares, other shareholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our shareholders generally.

Governmental regulation may increase operating costs.

          Various local zoning, homeowners associations and various other rules and regulations limit how properties may be used and require certain maintenance and repairs for properties. Use of our properties for intended purposes may require special zoning changes. No assurances can be made that our intended uses will meet zoning requirements.

Our future depends, in large part, on the continued service of our President.

          We depend almost entirely on the efforts and continued employment of Mr. Schumacher, our President. Mr. Schumacher is our primary executive officer, and we have depended on him for nearly all aspects of our operations. In addition, Mr. Schumacher is our only source of financing. We do not have an employment contract with Mr. Schumacher, and we do not carry key person insurance on his life. The loss of services of Mr. Schumacher as well as the loss of his knowledge and business contacts, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult to find and retain qualified personnel to replace Mr. Schumacher.

The Spin-Off and Plan of Distribution
Distributing Company	Pride, Inc.

Shares To Be Distributed:	1,287,393 shares of our common stock, no par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of PIDV owned of record on November 26, 2002.

No Payment Required	No holder of PIDV common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date

The record date for Pride's distribution of shares is November 26, 2002. Since the record date, the PIDV common shares have been trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________________, 2005. We have mailed this prospectus to you on or about this date.

Distribution Date

1,287,393 of our common shares, which are held by Michael L. Schumacher, will be delivered to the distribution agent on this date, and the spin-off will be completed.

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. If you hold your US Medsys Corp. (USMS), formerly PIDV common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold USMS shares in a certificated form, a certificate representing your shares of our common stock will be mailed to you; the mailing process is expected to take about thirty (30) days. Individuals that held PIDV shares on the record date, November 26, 2002, and have subsequently disposed of them are entitled to receive distribution shares.

Distribution Agent	The distribution agent for the spin-off will be Corporate Stock Transfer, Denver, Colorado.

Listing and Trading of Our Shares

There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Underwriter

Our President, Michael Schumacher, has held the shares in trust since the spin-off was declared in November 2002. Based on his role as trustee for our shares, Mr. Schumacher is considered an underwriter under applicable federal securities law. Mr. Schumacher is not being compensated for his role as trustee.

Background and Reasons for the Spin-Off

                We were organized on August 22, 2001 under the laws of the state of Colorado. Our wholly-owned subsidiary, Pride Holdings, Inc. was also organized on August 22, 2001 under the laws of the state of Colorado. Effective August 22, 2001, all of the assets, liabilities and business operations of Prime Rate Income & Dividend Enterprises, Inc. (PIDV) were contributed to us and our subsidiaries. When we were organized as a corporation, we issued 1,325,000 shares of our restricted common stock to PIDV for the assets, liabilities and business we received from PIDV. Predecessor cost basis of assets and liabilities were carried over to us. The retained earnings of PIDV were carried over to our company since PIDV was its predecessor, and in effect, the same operating business. On November 11, 2002, we issued an additional 25,000 shares to PIDV to reimburse PIDV for expenses incurred by PIDV on our behalf.

          We were a wholly-owned subsidiary of PIDV. PIDV entered into a share exchange agreement with U.S. Medical Systems, Inc. (USMS) effective November 12, 2002, whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November 2002 was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. During March 2004, PIDV changed its name to U.S. MedSys Corp. Since USMS's business is not related to our real estate and mortgage investment business, the PIDV directors decided it was in the best interest of PIDV and our company and PIDV's shareholders to effect the spin-off. The conditions of the business combination agreement with USMS stipulate that we would be spun-off to PIDV shareholders.

          On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration statement with the Securities and Exchange Commission, the pro rata spin-off of 100% of our company to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medical Systems, Inc. (USMS) shareholders effective November 12, 2002. At November 26, 2002, there were 1,350,000 shares of PIDV outstanding that were entitled to receive spin-off shares. The 1,350,000 Pride shares held by PIDV were transferred to Michael L. Schumacher, President, for the benefit of PIDV shareholders, in escrow with instructions to distribute our shares once this Form SB-2 is effective with the Securities and Exchange Commission. Subsequent to November 26, 2002, a PIDV shareholder who was entitled to receive 62,607 of our shares agreed to waive the right to receive our shares as part of the consideration for real estate that we sold to him. We then canceled the 62,607 shares, leaving 1,287,393 shares. Management continues our operations in the same manner as prior to the pro rata spin-off.

Mechanics of Completing the Spin-Off

          Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, Corporate Stock Transfer, 1,287,393 shares of our common stock to be distributed to the PIDV shareholders as of November 26, 2002, pro rata.

            If you hold your USMS, formerly PIDV common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold your shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days. Individuals that held PIDV shares on the record date, November 26, 2002, and have subsequently disposed of them are entitled to receive distribution shares.

          No holder of common shares of PIDV is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Capitalization

          The following table sets forth our capitalization as of June 30, 2005. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of June 30, 2005

Current liabilities	143,939
Non-current liabilities	110,347
Total Liabilities	267,527
Shareholders' Equity
Preferred Stock, no par value, 1,000,000 shares authorized; no shares outstanding	0
Common Stock, no par value; authorized 200,000,000 shares: 1,287,393 issued and outstanding	1,986,104
Unrealized appreciation, marketable equity securities	16,805
Retained earnings	707,162
Total shareholders' equity	2,710,071
Total shareholders' and liabilities	2,977,598

Certain Market Information

          There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

          Upon effectiveness of this SB-2, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. We will have 1,287,393 shares of common stock issued and outstanding. Of such shares, all 1,287,393 are eligible for resale. Shares listed on the OTC Bulletin Board will likely have a very limited and therefore illiquid market. Shareholders may be unable, even if listed by the OTC, to sell their shares. Getting listed by the OTC is contingent upon our company finding a market-maker. There can be no assurance that we will be able to find a market-maker. We presently have no existing stock option or other plans nor are there any outstanding options, warrants or securities convertible into Common Stock.

          We have never paid a cash dividend on our common. But, simultaneous with our pro rata spin-off, our directors determined that Birch Branch, Inc. should also be distributed on the same basis to the same qualified PIDV shareholders. The Birch Branch shares are being held in trust by Michael Schumacher to be distributed upon the effectiveness of Birch Branch's registration statement with the Securities and Exchange Commission. Birch Branch is the owner of five residential lots comprising a total of eight acres in Nebraska. Since Birch Branch desired to develop this property and needed additional capital to fund this development and since Pride Holdings, Inc. and we are not in the real estate development business, it was determined that it was in the best interest of our shareholders to pro rata spin-off Birch Branch to the same PIDV qualified shareholders. We do not anticipate paying any dividends on our common stock in the foreseeable future. Our management anticipates that earnings, if any, will be retained to fund working capital needs and the expansion of its business. The payment of any dividends is in the discretion of the Board of Directors.

Selected Financial Data

          Set forth below is our selected financial data as of and for the nine months ended June 30, 2005 and for the fiscal years ended June 30, 2005 and 2004. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.

Balance Sheet Data
June 30, 2005

Total assets	2,977,598

Current assets	1,711,964

Current liabilities	157,180

Net working capital	1,554,784

Shareholders' equity	2,710,071

Operating Statement Data	For the Years Ended June 30,
	2005	2004

Revenues	192,028	462,046

Income from continuing operations	3,815	260,522

Income from discontinued operations	249,819	9,777

Net income	168,696	269,224

Weighted average number of common shares	1,287,393	1,287,393

Net income per common share
Continuing operations	nil	.20
Discontinued operations	.13	.01
	.13	.21

Management's Discussion and Analysis of Financial Condition
and Results of Operations

          Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our company's liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

          We are principally in the investment business. We principally invest in real estate, real estate mortgage loans and foreclosure certificates of purchase.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

          Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

          We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the year ended June 30, 2005, included elsewhere in this filing. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates in the Preparation of Financial Statements

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, we evaluate our estimates, including those related to valuation of investments, recoverability of long-lived assets, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Investments

          We invest in foreclosure certificates of purchase. At June 30, 2005, we had approximately $1,388,000 invested in foreclosure certificates of purchase. We review county real estate tax valuations as well as comparable sales of similar properties to determine estimated value of the real estate underlying the investment in foreclosure certificates of purchase. This methodology used to develop estimates of fair value of investments is a critical accounting policy that bears uncertainty and the risk of change. We also invest in real estate and mortgage loans which require that we estimate the net realizable value of such investments. See below for a discussion of assessments of impairment of investments.

Impairment of Long-Lived Assets

          We assess the impairment of investments and long-lived assets at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important, which could trigger an impairment review, include the following:

-	significant underperformance relative to expected historical or projected future operating results;
-	significant changes in the manner or our use of the acquired assets or the strategy for our overall business;
-	significant negative industry or economic trends.

          When we determine that the carrying value of investments or long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment is measured based on projected net cash flows expected to result from that asset, including eventual disposition. We recognize impairment losses if the carrying amount of the assets is not recoverable, determined when the carrying amount exceeds the undiscounted cash flows. The impairment loss would be measured by the amount by which the carrying amount of a long-lived asset exceeds its fair value. While we believe that there is no impairment in this carrying value, actual results may differ from those estimates.

          As with any assumptions, there are associated uncertainties. As such, the asset impairment methodology employed by us bears the risk of change, when conditions change. Our investments are principally in the real estate industry, whether they be direct real estate ownership, foreclosure certificates of purchase, or mortgage loans with real estate as collateral, all of which are susceptible to valuation changes due to economic conditions such as interest rates and inflation levels. Such uncontrollable economic changes could have a material effect on recoverability and on future potential impairment losses.

(a) Plan of Operation

          Our primary goal is to continue generating investment income at a reasonable rate of return.

          Our short-term objective is to continue investing in foreclosure certificates of purchase that the Company believes will generate reasonable current investment income.

          Our intermediate and long-term objectives are to hold real estate in markets that the Company believes offer the best chance of favorable appreciation.

          A key indicator is provided by our analysis of performance of weighted average interest rates on our investment in foreclosure certificates of purchase as compared to interest rates available from investments in short-term bank certificates of deposit (spread). At June 30, 2005, our weighted average interest rate on certificates of purchase was approximately 6.76% as compared to short-term bank deposit interest rates of approximately 3%. We monitor the spread as a method to determine whether continued investment in certificates of purchase is appropriate. With the recent increase in the prime lending rates, there has been an increase in interest rates on short-term bank deposits which has lowered the spread. We do not have any material non-financial performance indicators that we use to assess and manage our business.

(b) Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Year Ended June 30, 2005

          Revenue for the year ended June 30, 2005 was approximately $192,000 as compared to revenue of approximately $462,000 for the year ended June 30, 2004, a decrease of approximately $270,000. The gain on the disposition of investments decreased from $159,498 to $72,205, a decrease of $87,293. Our gain from disposition of investments during the year ended June 30, 2004 related to the sale of marketable securities of PIDV as more fully described in Note 7 to our financial statements. Our gain from disposition of investments during the year ended June 30, 2005 related to net cash distributions we received related to National Superstars, Inc.'s (NSS) business combination, resulting in the change in majority control of NSS as more fully described in Note 7 to our financial statements. Since revenue from appreciation of value of investments under generally accepted accounting principles, are not generally recognized until the investment are sold, the timing of revenue recognition depends upon when we sell our investments. Therefore, during the year ended June 30, 2005, the company's gain from disposition of investments related to continuing operations decreased by $87,293, solely based on less disposition of investments. Gains or losses, if any, from the sale of investments are not consistent from period to period and therefore are not necessarily indicative of future revenues. Interest income increased from $108,933 to $113,823, an immaterial increase of $4,890. During the year ended June 30, 2004, we recovered $187,615 from a previously recorded allowance for bad debts which accounted for approximately 70% of the difference in revenues between the year ended June 30, 2004 and 2005.

          Operating expenses related to continuing operations were approximately $186,000 during the year ended June 30, 2005, and approximately $170,000 during the year ended June 30, 2004, an increase of approximately $16,000. Officer's compensation to our President related to continuing operations decreased from approximately $95,000 for the year ended June 30, 2004 to approximately $52,000 during the year ended June 30, 2005, a decrease of approximately $43,000. ''Total officer's compensation for the years ended June 30, 2005 and 2004 were $148,095 and $100,456, respectively. During the years ended June 30, 2005 and 2004, $96,262 and $5,022, respectively, of officer's compensation was attributed to discontinued operations. Professional fees increased from approximately $39,000 to approximately $76,000, an increase of $37,000, primarily the result in increased accounting and auditing costs for the Company's publicly reporting subsidiaries. Other operating expenses increased from approximately $18,000 to approximately $36,000, an increase of $18,000, and principally related to additional costs of our publicly reporting subsidiaries.

          During the year ended June 30, 2005, we sold various real estate properties which were accounted for as discontinued operations resulting in a gain from discontinued operations of $249,819 during the year ended June 30, 2005 as compared to a gain from discontinued operations of $9,777 during the year ended June 30, 2004, an increase of $240,042.

          Net income after provision for income taxes decreased from approximately $269,000 during the year ended June 30, 2004 to approximately $169,000 during the year ended June 30, 2005, a decrease of approximately $100,000.

          We plan to continue to invest in foreclosure certificates of purchase for current investment and have no plans for currently investing in any additional real estate to be held for long-term appreciation. In addition, we own a controlling interest in three inactive publicly reporting companies which are seeking business opportunities. Should these entities find business opportunities, we may sell our majority interest in these companies. Such sales could result in gains or losses. There can be no assurance of gains and there are associated risks of losses.

Year Ended June 30, 2004

          Revenue for the year ended June 30, 2004 was approximately $462,000 as compared to revenue of approximately $273,000 for the year ended June 30, 2003, an increase of approximately $189,000. The gain on the sale of investments increased from $104,967 to $159,498, an increase of $54,531. Since revenue from appreciation of value of investments under generally accepted accounting principles, are not generally recognized until the investments are sold, the timing of revenue recognition depends upon when we sell our investments. Therefore, during the year ended June 30, 2004, our gain on sale of investments related to continuing operations increased by $54,531, solely based on more dispositions of investments by us. Gains or losses, if any, from the sale of investments are not consistent from period to period and therefore are not necessarily indicative of future revenues. Interest income increased from $59,397 to $108,933, an increase of $49,536. This increase was principally the result of our increased yield on investments in foreclosure certificates of purchase as compared to previously investing in bank money market accounts in the prior year. At June 30, 2003, we had no investments in foreclosure certificates of purchase. At June 30, 2004, we had $946,777 invested in foreclosure certificates of purchase. Revenue from consulting services decreased from $82,500 to $0, a decrease of $82,500. We provided no consulting services during the years ended June 30, 2004 and we do not anticipate any material consulting service revenue in the future. During the year ended June 30, 2004, we received $187,615 from a previously recorded allowance for bad debts which accounted for nearly all of the net increase in revenue for the year ended June 30, 2004.

          Operating expenses related to continuing operations were approximately $170,000 during the year ended June 30, 2004, and approximately $144,000 during the year ended June 30, 2003, an increase of approximately $36,000. The increase in operating expenses was primarily the result in the increase in officer's compensation to our President from approximately $43,000 for the year ended June 30, 2003 to approximately $95,000 during the year ended June 30, 2004, an increase of approximately $52,000. The President's compensation is determined annually by the Board of Directors. Professional fees increased from approximately $29,000 to approximately $39,000, an increase of $10,000, primarily the result in increased accounting and auditing costs of our inactive public subsidiaries.

          Net income after provision for income taxes increased from approximately $129,000 during the year ended June 30, 2003 to approximately $269,000 during the year ended June 30, 2004, an increase of approximately $140,000.

LIQUIDITY AND CAPITAL RESOURCES

          At June 30, 2005, we had cash of approximately $252,000. Our current assets were approximately $1,712,000 at June 30, 2005 and our current liabilities totaled approximately $157,000, resulting in net working capital of approximately $1,555,000, a current ratio of approximately 10.9 to one. Working capital increased by approximately $26,000 from June 30, 2004 to June 30, 2005.

          At June 30, 2004, we had cash of approximately $476,000. Our current assets were approximately $1,673,000 at June 30, 2004 and our current liabilities totaled approximately $144,000, resulting in net working capital of approximately $1,529,000, a current ratio of approximately 11.6 to one.

          Our assets increased from approximately $2,680,000 at June 30, 2004 to approximately $2,977,000 at June 30, 2005, an increase of approximately $297,000. This net increase was comprised principally of the following changes: Cash decreased from $476,000 to $252,000, a decrease of $224,000; Investments in foreclosure certificates of purchase increased from $947,000 to $1,388,000, an increase of $441,000; Investments in marketable equity securities increased from $0 to $28,000; Investments in notes receivable decreased from $652,000 to $277,000, a decrease of $375,000 due to principal collected on the notes; Real estate increased from $565,000 to $996,000, an increase of $431,000.

          Our net asset increase during the year ended June 30, 2005 is principally the result of approximately $169,000 of net income for the year plus an increase in deferred income taxes of approximately $99,000. Our decrease in cash and our decrease in mortgage notes receivable has been the result of our planned and continuing focus on shifting our investments to real estate foreclosure certificates of purchase, as our mortgage notes are being paid down by principal reductions and pay-offs. Our increase in investments in real estate were primarily due to the sale of the California residential unit and the two Texas lots and reinvesting the proceeds in two Texas houses and one Texas lot as more fully described in Note 11 to our financial statements. Our use of a facilitator for these transactions allowed for tax treatment as a tax deferred exchange. Also reinvesting real estate sale proceeds into other real estate is in accordance with our intermediate and long-term objectives as described in more detail in our plan of operation above.

          Our increase in marketable equity securities to $28,000 at June 30, 2005 relates to our majority interest in National Superstars, Inc. (NSS) becoming a less than 1% common stock ownership of NSS. NSS was until May 31, 2005, accounted for as an inactive consolidated subsidiary at which time NSS completed a business combination resulting in a change of control of NSS, as more fully described in Note 7 to our financial statements.

          Our liabilities increased from approximately $155,000 at June 30, 2004 to approximately $268,000 at June 30, 2005, an increase of $113,000. This increase is primarily the result of an increase in deferred income taxes.

          Our sources of liquidity come from our cash balances which amounted to $252,000 at June 30, 2005 and our investments in foreclosure certificates of purchase which amounted to $1,388,000 at June 30, 2005. The cash balances are available for immediate withdrawal from money market accounts. The foreclosure certificates of purchase have average time periods to maturity of approximately 60 days which make them highly liquid. We believe that interest income, rental income and scheduled principal payments on notes receivable are sufficient to fund current operations.

          Our business is not subject to seasonality or any weather seasonality conditions. We know of no trends, events or uncertainties that have, or are reasonable likely to have, a material impact on the Company's short-term or long-term liquidity.

FINANCIAL POSITION

          Our stockholders' equity totaled approximately $2,710,000 at June 30, 2005 as compared to approximately $2,525,000 at June 30, 2004, an increase of approximately $185,000. This increase resulted from a net income of approximately $169,000 plus recording of $17,000 increase in unrealized appreciation of marketable equity securities.

          We have not made any material commitments which will require any material financial resources.

SUBSEQUENT EVENTS

          None

FORWARD-LOOKING STATEMENTS

          Certain statements concerning our plans and intentions included herein constitute forward-looking statements.

          There are a number of factors that may affect our future results, including, but not limited to, (a) interest rates, (b) general economic conditions and (c) specific economic conditions within the areas where we operate.

          This registration statement contains both historical facts and forward-looking statements. Any forward-looking statements involve risks and uncertainties, including, but not limited to, those mentioned above. Moreover, future revenue and margin trends cannot be reliably predicted.

Business

Business Development - Pride, Inc.

          We were formed under the laws of the State of Colorado on August 22, 2001. Our Articles of Incorporation authorize us to issue 200,000,000 shares of common stock with no par value per share and 1,000,000 shares of preferred stock with no par value per share. Pride owns 100% of the issued and outstanding stock of Pride Holdings, Inc. and its 100% owned subsidiaries, Pride Investment, Inc., Pride Lending, Inc., and Pride Equities, Inc. . We own 90% of Federal Mortgage Corporation of Puerto Rico, Inc., which owns 100% of Pride Lending, Inc. We also own 51% of Marwich II, Ltd., 75% of Springfield Financial, Inc., and 51% of American Telstar, Inc., all inactive public companies as of June 30, 2005.

          We were a wholly-owned subsidiary of Prime Rate Income & Dividend Enterprises, Inc. (PIDV). On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of our shares to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares subsequently issued to U.S. Medical Systems, Inc. shareholders effective November 12, 2002. PIDV entered into a share exchange agreement with US Medical Systems, Inc. whereby US Medical Systems, Inc. became a wholly-owned subsidiary of PIDV. This business combination completed in November, 2002, was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of US Medical Systems, Inc. controlled PIDV after the transaction. PIDV changed its name to US Medsys Corp. (USMS) in March 2004.

          Since US Medical Systems, Inc's business is not related to our real estate and mortgage investment business, the PIDV directors decided it was in the best interest of PIDV and our company and PIDV's shareholders to pro rata spin-off our company. The conditions of the business combination agreement with US Medical Systems, Inc. stipulate that we would be spun-off on a pro rata basis to PIDV shareholders. Our shares are being held by Michael L. Schumacher, President, for the benefit of PIDV shareholders, in escrow with instructions to distribute our shares once this Form SB-2 is effective with the Securities and Exchange Commission. We intend to continue our operations in the same manner as prior to the pro rata spin-off and do not anticipate any additional corporate transactions which might impact the continuing interest of the shareholders.

Current Business of Pride, Inc.

          We are in the real estate and other investment business. We own real estate in Colorado, North Dakota, Texas and Arkansas. We also are in the business of investing in foreclosure sale real estate certificates of purchase issued by public trustees in Arapahoe County, Colorado, which is in the Denver Metropolitan area. We acquire the certificates of purchase by bidding at foreclosure sales. Under Colorado statutes, there is generally a minimum redemption period of seventy-five (75) days whereby the property owner can redeem the foreclosed property by paying the certificate of purchase balance bid price plus interest at the rate specified on the mortgage note, plus reimbursement of certain costs and expenses incurred by the holder of the certificate of purchase during the redemption period.

          The maximum amount of time that we hold an investment in a certificate of purchase is 90 days. If the former property owner fails to redeem the property, then junior lienholders have a right to redeem for a period of generally not more than 15 days. If the property is not redeemed, the holder of the certificate of purchase will be granted title to the property.

          It is our investment policy to invest in certificates of purchase that have sufficient equity such that it is likely that the property will be redeemed. Properties acquired through this process are carried in the books at the lower of the actual costs to acquire the property or market. We acquire the certificates of purchase principally for the interest they earn during the redemption period, which normally ranges between 5% and 8% per annum.

          Approximately 95% of the time, our certificates of purchase are redeemed and we do not receive title to the property. If we receive title to the property, we contract with others to make necessary repairs and then sell the property. We only invest in certificates of purchase that prior review by management indicates that it is likely that the property could be sold at a profit if title is obtained, but there can be no assurance that losses will not occur.

          We currently own eleven certificates of purchase with a total cost basis of $1,387,613. All certificates of purchase have an initial minimum redemption period of 75 days. Average remaining redemption periods on currently owned certificates of purchase are approximately 60 days. We generally incur costs and expenses during the redemption period that will be reimbursed if the property is redeemed. The costs incurred generally relate to title insurance, property insurance, inspection costs, utilities and certain repairs deemed necessary for property protection. All of these costs are reimbursed plus interest computed at the original mortgage note rate.

          We do also acquire on a limited basis properties that we intend to hold as longer term investments for potential appreciation in value. We currently do not have any plans for future investing in real estate to be held for a long term. Our current investment plans consist principally of continuing to invest in certificates of purchase. Future investments, if any, in real estate to be held for long term would only be made if we believe that there was significant opportunity for a substantial long term significant gain. See a discussion below in the section entitled "Property" for a discussion of sales and dispositions of real estate.

          In-house standards related to selection of certificates of purchase for investment generally only include first mortgage notes in foreclosure with equity estimated to equal at least 30% and an interest rate of 6% or higher. To determine estimated value, real estate tax valuations are reviewed along with comparable sales if considered appropriate. We generally invest in certificates of purchase in only one county so that knowledge of real estate values can better be maintained. Appraisals are not obtained on properties prior to the acquisition of the foreclosure certificates.

          We rent improved properties that we may own. As of June 30, 2005, we had one property that we own and rent. We market our real estate generally through listings with real estate brokers.

          Our sources of revenue are from interest, rent, and gains on the sale of investments. Interest income is earned on certificates of purchase and on mortgage notes receivable. Rent income is earned from rental income received from a related party for personal use of real estate owned by our company. Our rental income related to continuing operations was $6,000 in each of the two preceding fiscal years. All rental income was received from our President for the part time use of the condos as office facilities for his accounting business.

          There are no long-term leases on the part-time use of the condos and are rented on a month-to-month basis. The part-time occupancy of the units has been consistent for the past two fiscal years and is continuing currently. The two Denver, Colorado units are approximately 800 square feet each. Gains on the disposition of investments are the result of disposition of various investments acquired by our company. Investments owned at June 30, 2005 consist principally of real estate, mortgage notes receivable and certificates of purchase. Although we had gains on the disposition of investments during the years ended June 30, 2005 and 2004, past performance may not be indicative of future performance, and future sales and investments may not result in gains, and losses may occur.

          Our prior revenue from consulting services resulted from revenue received for providing business management consultation advice. Mr. Schumacher, our CEO has an MBA, is a CPA and CMA, is an AICPA accredited financial planning specialist, and has over 30 years experience with accounting and business matters related to small public companies. From time to time, we will provide consulting services to small public companies, and services are generally performed by Mr. Schumacher. No consulting services were provided during the years ended June 30, 2005 and 2004. We do not have ongoing agreements for providing consulting services and services are provided on an as needed basis. We do not anticipate that future consulting service revenue will be significant.

          Our real estate business is highly competitive. There are thousands of real estate investors in the United States of America that are investing in similar properties. The level of competition in the acquisition, sale and renting of real estate properties is affected by economic conditions in the area as well as interest rates available to borrowers. Our business of investing in certificates of purchase is also highly competitive since there is open bidding allowed on all real estate foreclosures. Typically at the foreclosure sales, there will be between five and twenty individuals in attendance and between three and seven actual bidders in addition to the foreclosing lenders bidding on the properties collateralizing their loans. Our competitive position in the investing in foreclosure certificates of purchase is that of a very small investor in a very large arena of foreclosure transactions. There are typically as many as 50 foreclosure certificates of purchase issued each week in Arapahoe County, Colorado, and we average investing in less than one per week. Most certificates of purchase are issued to the original lenders that generally have significantly more investment capital than we have.

          Our current primary investment focus relates to investment in foreclosure certificates of purchase. To enhance our ability to compete, we have primarily focused our certificate of purchase investments in Arapahoe County, Colorado. This focus in one area provides the ability to have knowledge of market conditions in this location. We believe that this location specialization assists us in being competitive.

          While investing in one county may add to our competitiveness, it also increases the concentration risk related to changes in economic conditions in one area. The short-term nature of investments in certificates of purchase, normally less than 90 days, helps to mitigate this concentration risk, but does result in an associated risk and uncertainty.

          Mr. Michael L. Schumacher, our President, determines the maximum bid prices on real estate foreclosures. Prior to bidding at the sale, Mr. Schumacher obtains title information to determine if the foreclosed loan is a first mortgage. Mr. Schumacher reviews property tax valuations as a preliminary basis for determining the value of the underlying property. Mr. Schumacher, on a judgment basis, will also look at comparable sales information if he believes there may be a difference between actual value and the tax valuation.

          Mr. Schumacher will generally not bid on a property in excess of an amount where the difference between the bid price and the estimated value of the underlying property is less than 30% of the estimated value. The maximum bid price is discretionary and determined by Mr. Schumacher based on his determination which results in associated risks. Actual bidding is generally done by an individual that is self-employed and retained by our company on an hourly basis to provide this service.

Property

          Pride currently uses two of its condominium units in Denver, Colorado for minimal office space and facilities. As more fully described below, our President pays our company $500 per month for part time use of two condominium units as office facilities for his accounting business.

          We invest in real estate and real estate mortgages primarily for rental and interest income. By investing in real estate that provides current income plus the opportunity of long-term capital gains, we are attempting to realize reasonable current operating income plus a potential hedge against long-term inflation. We have no limitations or policies on the percentage of assets which may be invested in any one investment, or type of investment. This policy may be changed without a vote of the stockholders.

          We may invest in any type of real estate. We also own two residential single family homes in Texas and eleven residential lots. We have financed our real estate acquisitions with our own capital. We have no limitation policy on the number or amount of mortgages which may be placed on any one piece of property. Appropriateness of real estate investments and related financing decisions are determined by our officers.

          Our investments in mortgage loans are principally loans carried back on properties sold. Management has no current plans to actively invest in mortgage loans other than those related to properties sold by our company. We have provided carry back loans on properties equal to 100% of the sales price of properties if adequate additional collateral is provided. We may invest in any mortgage loans on any type of real estate. The loans may be first or second mortgages. If we invest in mortgage loans, we intend to originate the loans and service them, but are not required to do so. We could sell off our loans, but we do not intend to sell them. We have no policy with respect to portfolio turnover.

          We currently have no investments and no plans to invest in securities of or interests in persons primarily engaged in real estate activities.

          As of June 30, 2005, we had two investments in single family homes in Texas which amounted to ten percent or more of our total assets as described below. There was no rental income received on either Texas property. We anticipate renting the Texas properties in 2006. The Texas properties are being depreciated on a straight-line basis over a 27 year life. The tax basis after reduction for the effects of the Section 1031 exchange are approximately $169,000 and $178,000, respectively as of June 30, 2005. Real estate taxes on the Texas properties are approximately $7,500 each per year, which amounts to approximately 2.5% of the original cost and approximately $3.12 per square foot.

          We had approximately $1,062,000 invested in real estate as of June 30, 2005, all of which are owned with individual deeds to the property, generally summarized as follows:

	Date of
Description	Acquisition	Cost

Two condominium units in Denver, Colorado	March 31, 2000	$ 313,000
Single family residence in Corpus Christi, Texas	March 21, 2005	$ 305,000
Eleven residential lots located in:
Arkansas (6 lots)	November 1, 1996	16,000
Texas (1 lot)	February 26, 2004	102,000
North Dakota (4 lots)	February 21, 1997	6,000
		$ 1,062,000

All of the above properties are free and clear of encumbrances. There are no options or contracts related to the sale of any of the properties we own. There are no plans for renovation, improvement or development of any of the properties owned. We intend to hold the residential rental property for our current income production and also for the possibility of long-term capital gains. The four North Dakota lots are listed for sale for approximately $8,000 each and we have not received any purchase offers. Sales of listed lots are subject to a 10% broker's commission. The Arkansas lots are not listed for sale and are being held as investments. Our management believes that all properties have adequate insurance coverage. Our Texas houses and lot are being held as long-term investments. We are evaluating whether to rent the Texas houses with annual leases or make them seasonal rentals since they are located in a resort area. We plan to have a determination made by January 1, 2006. We have no development plans with respect to any of our properties. We intend to hold our Colorado condominium units as long-term investments and to use them principally as our office facilities and continue renting to our President on a month-to-month basis as the part-time office for his accounting business.

          During the five year period ended June 30, 2004, we sold the following real estate properties:
	Date of	Date of	Sales		Gain/
Description	Acquisition	Sale	Price	Cost	(Loss)

Single family residence,	November 1,	March 31,
Oakhurst, CA	1996	2003	$ 114,000	$108,000	$ 3,400

Residential lot,	November 1,	May 24,
Ocala, FL	1996	2004	$ 11,900	$ 2,500	$ 8,000

Single family residence, Arapahoe County, Colorado	March 1, 2004	April 28, 2004	$ 162,000	$124,600	$ 16,400

Two residential lots, Corpus Christi, Texas	February 26, 2004	May 15, 2005	$ 58,500	$ 13,800	$ 44,700

Single family residence, Arapahoe County, Colorado	December 21, 2004	February 7, 2005	$ 195,000	$ 168,400	$ 26,600

Single family residence, Arapahoe County, Colorado	September 15, 2004	November 10, 2004	$ 153,000	$ 139,400	$ 13,600

Single family residence, Arapahoe County, Colorado	June 28 2004	October 15, 2004	$ 147,000	$ 156,100	$ 9,100)

Residential condominium, Los Angeles County, CA	December 2001	April 29, 2005	$589,000	$ 350,200
Less: Accumulated depreciation				(39,100)
Depreciated Cost				$ 311,000	$ 278,000

We did not carry back mortgages on any properties sold in the last five years.

All of the properties sold were free and clear of mortgage loans at the time of sale.

At June 30, 2005, the Company had the following investments in mortgage loans:

		Year of	Interest
Property location	Amount	Maturity	Rate

Denver, CO	$ 24,160	2011	7.00%
Arcadia, CA	32,504	2010	10.00%
Denver, CO	19,265	2011	7.00%
Denver, CO	36,747	2011	7.00%
Littleton, CO	21,881	2011	7.50%
Denver, CO	38,303	2011	7.00%
Total	$ 172,860
Weighted Average Interest Rate			7.63%

          All mortgage notes owned by us at June 30, 2005 were first deeds of trust collateralized by single family residences. The Arcadia, California mortgage note was paid in full subsequent to June 3, 2005. All of the other mortgage notes were carryback mortgage loans made in 1996 and are current on principal and interest payments.

Employees

          We have no employees other than Michael L. Schumacher, our President, and George A. Powell, our Vice President. Michael L. Schumacher and George A. Powell devote approximately 35% and 5%, respectively, of their time to our business. Secretarial and bookkeeping services are performed by independent contract persons.

Legal Proceedings

          As of the date of this prospectus, we are not a party to any material legal proceeding, nor is our property the subject of any material legal proceeding.

Investment Company Act Exemptions

          We intend to operate our business so as to be exempt from registration under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act provides an exclusion from the definition of "investment company" for companies that are engaged primarily in purchasing or otherwise acquiring mortgages and other liens on or interests in real estate. We will monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we intend to make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate and so that at least another 25% of the assets we own consist of real estate-related assets (or additional qualifying real estate assets). Although we believe that certificates of purchase should be treated as liens on real estate, neither the Securities and Exchange Commission nor its staff has provided any guidance on this issue.

          The characterization of us as an investment company would require us to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) to register as an investment company. Further, if we were determined to be an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we may be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

Management

Directors, executive officers and key employees

The current executive officers and directors of Pride are as follows:

Name:	Age:	Position:

Michael L. Schumacher	56	President, Treasurer, Chief Financial Officer and Director
George A. Powell	78	Vice President, Secretary and Director

MICHAEL SCHUMACHER. Michael Schumacher has been President, Treasurer, Chief Financial Officer and a Director of our company since its inception. Mr. Schumacher was President and Chairman of the Board of PIDV, a public real estate company, until November 2002. Mr. Schumacher was from October 1996 until September 1999, a director, president and treasurer of Rocky Mountain Power Company, a public real estate company. Mr. Schumacher was a director and officer of Sun Vacation Properties Corporation (formerly Commonwealth Equities, Inc.), an inactive public company, from November 2000 until February 2001, and a director and officer of Vacation Ownership Marketing, Inc., an inactive public company, from May 2000 until August 2001. Since January 2003, Mr. Schumacher has been Vice-President and a Director of Federal Mortgage Corporation of Puerto Rico (Federal), which was an inactive public company until March 31, 2005. Effective March 31, 2005, Federal acquired 100% ownership of Pride Lending, Inc. Pride Lending, Inc. principally invests in mortgage loans. He was also, from June 2003 to May 31, 2005, a Vice-President and Director of National Superstars, Inc, an inactive public company until May 31, 2005. Effective May 31, 2005, National Superstars, Inc. completed a business combination with MSO Holdings, Inc. resulting in a change in control of National Superstars, Inc. Since January 2005, he has been President, Treasurer, Chief Financial Officer and a Director of Marwich II, Ltd., an inactive public company. Also since January 2005, he has been President, Treasurer, CFO and a director of Springfield Financial, Inc., an inactive public company. Since March 2005, he has been Secretary, Treasurer and a director of American Telstar, Inc., an inactive public company. Mr. Schumacher is and has been for more than five years, the President, CEO, CFO and a director of Birch Branch, Inc., a public company operating a bed and breakfast facility. Mr. Schumacher is and has been for more than 20 years, a Director and President of Schumacher & Associates, Inc., a certified public accounting firm located in Denver, Colorado that provides audit services, principally to public companies on a national basis throughout the U.S.A. Mr. Schumacher is a Certified Public Accountant, Certified Management Accountant and an Accredited Financial Planning Specialist. Mr. Schumacher has a Bachelor of the Sciences Degree in Business Administration with a major in accounting from the University of Nebraska at Kearney and a Masters in Business Administration from the University of Colorado.

GEORGE A. POWELL. George A. Powell has been Secretary, Vice-President and a Director of our company since inception. Mr. Powell was from October 1996 until September 1999, a director, secretary and vice-president of Rocky Mountain Power Co., a public real estate company. Mr. Powell was previously, until November 12, 2002, a director, secretary and vice-president of Prime Rate Income & Dividend Enterprises, Inc. (PIDV), a public real estate company. Since December 2004, he has been Vice-President and Secretary of Springfield Financial, Inc., an inactive public company. Since January 2005, he has been secretary and a director of Marwich II, Ltd., an inactive public company. Mr. Powell is and has been for more than five years, the vice-president, secretary and a director of Birch Branch, Inc., a public company operating a bed and breakfast facility. Mr. Powell was previously a director and president of Continental Investors Life, Inc., a public reporting insurance company. Since Mr. Powell's retirement from the insurance business in 1988, he has been self-employed as a business consultant.

Involvement in certain legal proceedings

          During the last five (5) years no director or officer of Pride has:

a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board of Directors

          Currently, we do not have any committees of the Board of Directors.

Director compensation

          All of our directors are also officers. We have paid no additional compensation to our directors for their service on our Board of Directors; nor have we made any commitments with respect to the payment of future cash compensation for such services.

Executive compensation

         Mr. Schumacher's compensation for the years ended June 30, 2005 and 2004, was $148,095 and $100,456, respectively. Mr. Powell received compensation of $2,000 and $1,000 in the two years ended June 30, 2005 and 2004, respectively. Our President's compensation is determined by our Board of Directors based on a review of our operating results. Our two directors, Mr. Schumacher and Mr. Powell review our operating results and together determine Mr. Schumacher's compensation. There was no other compensation paid to any officer.

Summary Compensation Table

          The following table sets forth the aggregate cash compensation we paid for services rendered during the last three years to our company by our Chief Executive Officer and to each of our other executive officers whose annual salary, bonus and other compensation exceeded $100,000 in 2005.

	Annual Compensation			Long-Term Compensation
			Awards		Payouts
			Other
		Annual	Restricted
	Year	Compen-	Stock		Options/	LTIP
Name & Principal	Ended	sation	Award(s)		SARs	Payouts
Position	June 30	Salary($)/	Bonus($)	(%)	(#)	($)

Michael L. Schumacher	2003	$ 43,149	$ -	$ -	-	$ -
Michael L. Schumacher	2004	$100,456	$ -	$ -	-	$ -
Michael L. Schumacher	2005	$148,095	$ -	$ -	-	$ -

Employment agreements

          We have no written employment agreements with any of our executive officers or key employees.

Equity Incentive Plan

         We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

         Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our directors will not be personally liable to us or any of our shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

          At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

         We own two attached residential/commercial condominium units in Denver, Colorado and until disposition in May 2005, owned one residential unit in Los Angeles County, California. We acquired these units principally for investment purposes. In addition to the investment purposes, we use the Denver units and used the California unit for our offices and as temporary living accommodations primarily for the benefit of company personnel, professionals and independent contractors that perform services for our company. The Denver units are also used as the part time office facilities of our President's accounting business in addition to being used as our office. Our President paid our company $2,000 per month for the use of the California and Denver units as office facilities for his accounting business. This was allocated $1,500 per month for the California unit and $500 for the two Denver units. Our management believes that, considering the part-time use of the facilities, the rental income received from our President was reasonable and appropriate, even though there can be no assurance that the amount received is the same that would have been received in an arms-length transaction. Our President resided in the California unit and the Denver units on the average, less than one week per month at each of the two locations. Since the disposition of the California unit in May 2005, our President has paid $500 per month for the use of the Denver units.

          During March 2003, we exchanged investment real estate we owned in Northern California for 62,607 shares of PIDV common stock owned by Harold L. Morris, one of our shareholders. The 62,607 PIDV were owned by Mr. Morris prior to the declared record date of the spin-off dividend. In addition to transfer of the PIDV shares, Mr. Morris agreed to waive his right to receive 62,607 of our shares The 62,607 PIDV shares were valued at $1.70 per share for the right to receive 62,607 of our shares and the estimated fair value of $.07 per share for the PIDV securities, which represented an estimated fair value of the securities totaling $110,814.

         We had owned this property for over five years prior to exchanging it in this transaction. The property consisted of approximately three acres of land with a rental house on the property. During 2002, there was a fire that destroyed the house. We received insurance proceeds to cover the value of the house but since there were no longer any improvements on the property, there was no investment income, and only expenses, we determined it was in its best interest to dispose of the property.

         We did not have a formal independent evaluation of the value of the property, but discussed the value with a local real estate broker. The shareholder expressed an interest to consummate the exchange transaction. Management believes that the terms of the exchange are reasonable and appropriate based on its knowledge of the property and discussions with the real estate broker. The $1.70 per share value of our stock was determined based on our estimated value using book value of the stock at that time. The $.07 per share estimated value of the PIDV stock was based on market trades of PIDV stock at that time.

         The 62,607 shares that would have been distributed to Mr. Morris as a dividend were cancelled and accounted for as cancellation of treasury stock. We also received other consideration in the amount of $280 resulting in total consideration of $111,094, equal to the estimated fair value of the real estate. Our cost basis in this real estate, net of accumulated depreciation was $107,677. This transaction resulted in a gain on the sale of real estate of approximately $3,417. The 62,607 shares of PIDV common stock were sold for $24,268 in September 2003, resulting in a gain of $19,886.

         On November 11, 2002, PIDV, our then parent company, issued 21,444 shares of its common stock to Peter J. Porath and 3,556 shares to Marq Warner for services valued at a total of $42,500 performed for our company. The services performed for us included management advisory services related to our subsidiaries and advisory services related to investments in foreclosure certificates of purchase. Simultaneously, we issued 25,000 shares of our common stock to PIDV for reimbursement of the $42,500. Since PIDV at that time was merely a holding company with our company as its only asset and since both PIDV and our company have the same number of shares outstanding, it was estimated that the value per share of PIDV and our company were equal. At the time these services were performed, PIDV had no assets or business other than its ownership of our company and our subsidiaries, therefore, the value of PIDV approximated the value of our company. Management believes that the $1.70 book value approximates the market value.

         As of June 30, 2005, we had accrued compensation payable to our President of $126,400. The accrued compensation payable had no written payment terms and was uncollateralized.

Principal Stockholders

         To our knowledge, the following table sets forth, as of September 30, 2005, information regarding the ownership of our common stock by:
*	Persons who own more than 5% of our common stock;

*	each of our directors and each of our executive officers; and

*	all directors and executive officers as a group.

The table sets forth stock our actual stock ownership as of September 30, 2005, and our common stock ownership assuming the completion of the spin-off of our shares to the PDIV shareholders. Each person has sole voting and investment power with respect to the shares shown, except as noted.

	Amount and Nature of Beneficial Ownership
Name and Address	Before Spin-off		After Spin-off
of Beneficial Owner	Number	Percent(1)	Number	Percent(1)

Michael L. Schumacher(2) 2525 Fifteenth Street, Suite 3H Denver, CO 80211	0	0	693,054	53.8
Harold M. Morris(3) 4 Harbor Pointe Corona del Mar, CA 92625	0	0	364,059	28.3
George A. Powell Vice President and Director 7333 S. Fillmore Circle Littleton, CO 80122	0	0	670	*
Officers and directors as a group	0	0	693,724	53.9

_______________________
      *      Less than 1%.

(1)     Percentages calculated based upon 1,287,393 shares issued and outstanding.

(2)     Michael L. Schumacher owns 7,264 shares individually. In addition, Mr. Schumacher, our President and Director, is the sole beneficiary of the Schumacher & Associates, Inc. Money Purchase Plan & Trust (Schumacher Plan), which owns 681,368 shares. Shares owned by the Schumacher Plan are considered to be beneficially owned by Mr. Schumacher. Mr. Schumacher's beneficial ownership also includes the following shares owned by certain relatives of Mr. Schumacher:
		Number
Owner	Relationship	Number of Shares
Jada Schumacher	Daughter	1,024
Spencer Schumacher	Son	1,024
Quinn Schumacher	Son	1,024
Ralph and Alma Schumacher	Parents	366
Roberta and Timothy Weiss	Sister and her spouse	328
Constance and Gary Novak	Sister and her spouse	328
Cynthia Rubinson	Sister	328
Total		4,422

(3) Harold L. Morris individually owns 132,680 shares. In addition, Harold L. Morris and his spouse, Connie Morris are the sole beneficiaries of the Harold L. Morris Profit Sharing Plan, which owns 168,395 shares. Applegates Landing I, a Harold L. Morris family partnership owns 48,598 shares. Mr. Morris' beneficial ownership also includes the following shares owned by certain relatives:
		Number
Owner	Relationship	Number of Shares
Debra L. Morris	Daughter	9,592
Gary A. Morris	Brother	4,794
Total		14,386

Under SEC Rules, we include in the number of shares owned by each person the number of shares issuable under outstanding options if those options are exercisable within 60 days of the date of this prospectus. We calculate the ownership of each person who owns exercisable options by adding (i) the number of exercisable options for that person only to (ii) the number of total shares outstanding and dividing that result into (iii) the total number of shares and exercisable options owned by that person.

Federal Income Tax Considerations

General

          The following discusses U.S. federal income tax consequences of the spin-off transactions to PIDV stockholders who hold PIDV common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to PIDV stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:
*

foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold PIDV common stock as part of a hedge, straddle, conversion or constructive sale.

Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.

       PIDV stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

          We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

          Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each PIDV stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:
*	a dividend to the extent paid out of PIDV's current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*

a reduction in your basis in PIDV common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of PIDV common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*

each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

          Following completion of the distribution, information with respect to the allocation of tax basis among PIDV and our common stock will be made available to the holders of PIDV common stock.

          The distribution of our common shares in the spin-off will be treated by PIDV in the same manner as any other distribution of cash or property that PIDV may make. PIDV will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that PIDV distributes, over PIDV tax basis in those shares.

Back-up Withholding Requirements

          U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:
*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*

provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

          A stockholder who does not supply PIDV with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

          Of our common stock distributed to PIDV stockholders in the spin-off, all 1,287,393 shares will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of PIDV under Securities Act rules. Persons who may be deemed to be affiliates of PIDV after the spin-off generally include individuals or entities that control, are controlled by or are under common control with PIDV, such as our directors and executive officers. Persons who are affiliates of PIDV generally will be permitted to sell their shares of PIDV common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, unrestricted shares of our common stock received by PIDV affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding PIDV common stock or the average weekly trading volume for PIDV common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).  Approximately 1,057,113 shares of our common stock will be held by affiliates after completion of the spin-off.

Description of Securities

          We are authorized to issue up to 200,000,000 shares of no par value common stock and 1,000,000 shares of no par value preferred stock. As of September 30, 2005, 1,287,393 shares of Common Stock and no shares of preferred stock were issued and outstanding. Before the spin-off, we were a wholly owned subsidiary of PIDV. Following the spin-off, we believe that there will be approximately 417 stockholders of record, based upon the number of record holders of PIDV common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable. Our shares are being held by Michael L. Schumacher, trustee, in escrow with instructions to distribute our shares once the Form SB-2 is effective with the Securities and Exchange Commission.

Common Stock

          Our authorized common stock consists of 200,000,000 shares of Common Stock.

          Each holder of common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive, pro-rata, our assets which are legally available for distribution to stockholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

          We are authorized to issue up to 1,000,000 shares of no par value preferred stock. Our preferred stock can be issued in one or more series as may be determined from time-to-time by our Board of Directors. In establishing a series our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Our Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:

*	the rate of distribution,
*	the price at and the terms and conditions on which shares shall be redeemed,
*	the amount payable upon shares for distributions of any kind,
*	sinking fund provisions for the redemption of shares,
*	the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and
*	voting rights except as limited by law.

          Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Transfer Agent, Warrant Agent and Registrar

          The transfer agent and registrar for our common stock is Corporate Stock Transfer, Denver, Colorado.

Reports to Stockholders

          We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

          The validity of the issuance of the shares we are offering will be passed upon for us by Clifford L. Neuman, P.C, Boulder, Colorado.

Experts

          Our consolidated financial statements as of and for the years ended June 30, 2004 and 2003 included herein and elsewhere in the Registration Statement have been audited by Miller and McCollom independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

          You may read and copy any document we file at the Commission's Public Reference Room 1580, 100 F Street, N.E., Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

          We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the Spin-Off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

          We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Michael L. Schumacher, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

PRIDE, INC. AND CONSOLIDATED SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

June 30, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee
Pride, Inc. and Consolidated Subsidiaries
Denver, Colorado

We have audited the accompanying balance sheet of Pride, Inc. and Consolidated Subsidiaries as of June 30, 2005, and the related statements of operations, shareholders' equity and cash flows for the two years ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pride, Inc. and Consolidated Subsidiaries as of June 30, 2005, and the results of its operations, changes in its stockholders' equity and its cash flows for the two years ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Miller & McCollom
Certified Public Accountants
4350 Wadsworth Blvd., Suite 300
Wheat Ridge, CO 80033

October 11, 2005

PRIDE, INC.
AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
JUNE 30, 2005

ASSETS
Current Assets
Cash	$ 251,754
Mortgage notes receivable, current portion	27,148
Investment in foreclosure certificates of purchase	1,387,613
Marketable equity securities (Note 3)	27,550
Other	17,899
Total Current Assets	1,711,964

Real estate, net of accumulated depreciation
of $66,184 (Note 11)	996,302
Equipment and furnishings, net of accumulated depreciation of $62,528 (Note 8)	19,378
Mortgage notes receivable, net of current portion	145,712
Note receivable (Note 9)	104,242

TOTAL ASSETS	$ 2,977,598

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 13,498
Officer's compensation payable (Note 6)	126,400
Deferred taxes payable, current (Note 2 and 11)	934
Accrued expenses	16,348
Total Current Liabilities	157,180

Deferred taxes payable, net of current portion (Note 2 and 11)	110,347

TOTAL LIABILITIES	267,527

Commitments and contingencies (Notes 1, 2, 6, 8 and 11)

Stockholders' Equity:
Preferred stock, no par value, 1,000,000
shares authorized, none issued and outstanding	-
Common stock, no par value, 200,000,000 shares
authorized, 1,287,393 shares issued and outstanding	1,986,104
Unrealized appreciation, marketable equity securities	16,805
Retained earnings	707,162
TOTAL STOCKHOLDERS' EQUITY	2,710,071

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,977,598

The accompanying notes are an integral part of the financial statements.

PRIDE, INC.
AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended June 30,
	2005	2004
Revenue:
Rent income, related party (Note 6)	$ 6,000	$ 6,000
Interest income	113,823	108,933
Recovery of a bad debt (Note 7)	-	187,615
Gain on disposition of investments (Note 7)	72,205	159,498
	192,028	462,046
Expenses:
Depreciation	22,553	17,582
Officer's compensation (Note 6)	51,833	95,434
Professional fees	75,517	39,183
Other	35,618	18,255

	185,521	170,454
Income from continuing operations before income taxes	6,507	291,592

Provision for income taxes on income from continuing operations (Notes 2 and 11):
Current	-	18,453
Deferred	2,692	12,617
	2,692	31,070
Income from continuing operations, net of income taxes	3,815	260,522

Discontinued Operations:
(Loss) from discontinued operations (Note 11)	(103,817)	(14,637)
Gain on sales of discontinued operations (Note 11)	353,636	24,414
Income from discontinued operations before income taxes	249,819	9,777

Provision for income taxes on income from discontinued operations (Note 2 and 11):
Current	-	1,075
Deferred	84,938	-
	84,938	1,075
Income from discontinued operations, net of income taxes	164,881	8,702

Net income	$ 168,696	$ 269,224

Net Income Per Share:
Continuing operations	$ nil	$ .20
Discontinued operations	$ .13	$ .01

Per Share	$ .13	$ .21

Weighted Average Shares Outstanding	1,287,393	1,287,393

The accompanying notes are an integral part of the financial statements.

PRIDE, INC.
AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

From July 1, 2003 through June 30, 2005

	Common No./Shares	Stock Amount	Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance at July 1, 2003	1,287,393	$1,986,104	$ 143,656	$ 269,242	$2,399,002
Depreciation of marketable equity securities (Note 3)	-	-	(143,656)	-	(143,656)
Net income for the year ended June 30, 2004	-	-	-	269,224	269,224
Balance at June 30, 2004	1,287,393	1,986,104	-	538,466	2,524,570
Appreciation of marketable equity securities, net of deferred income taxes of $10,745 (Note 3)	-	-	16,805	-	16,805
Net income for the year ended June 30, 2005	-	-	-	168,696	168,696
Balance at June 30, 2005	1,287,393	$ 1,986,104	$ 16,805	$ 707,162	$2,710,071

The accompanying notes are an integral part of the financial statements.

PRIDE, INC.
AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW
	Year Ended June 30,
	2005	2004
Cash Flows From (Used in):
Operating Activities of Continuing Operations:
Net income	$ 168,696	$ 269,224
Less: Income from discontinued operations, net of income taxes	(164,881)	(8,702)
Net Income from Continuing Operations	3,815	260,522

Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities of continuing operations:
Depreciation	22,553	17,582
(Increase) in other assets	(9,560)	-
Increase (decrease) in:
Income taxes payable	(19,528)	19,528
Accounts payable, accrued expenses and other	11,093	(30,363)
Deferred income taxes payable	2,982	11,541
Officer's compensation payable	(74,372)	95,434
Other	-	81

Net Cash Provided by (Used in) Operating Activities of Continuing Operations	(63,017)	374,325

Cash Flows From (Used in):
Investing Activities of Continuing Operations:
Disposition of investments	-	152,452
(Investment) in real estate, equipment and furnishings	(730,320)	(2,415)
(Investment) in foreclosure certificates of purchase	(5,167,370)	(2,173,938)
(Investment) in mortgage notes receivable	-	(168,970)
Redemption of foreclosure certificates of purchase	4,726,534	1,227,161
Collection of notes receivable	33,043	25,076
Collection of mortgage notes receivable	341,365	217,384
Other	-	(1,232)
Net Cash (Used in) Investing Activities of Continuing Operations	(796,748)	(724,482)

Cash Flows from Financing Activities of Continuing Operations:	-	-

Net Cash (Used in) Activities of Continuing Operations	(859,765)	(350,157)

Discontinued Operations:

Net cash provided by Discontinued Operations	361,950	33,846
Investing activities of Discontinued Operations	273,900	-

Net Cash Provided by Discontinued Operations	635,850	33,846

(Decrease) in Cash	(223,915)	(316,311)

Cash, Beginning of Period	475,669	791,980

Cash, End of Period	$ 251,754	$ 475,669

Interest Paid	$ -	$ -
Income Taxes Paid	$ 19,528	$ -

Supplementary schedule of non-cash transactions:
Exchange of note receivable for two residential lots	-	10,433

The accompanying notes are an integral part of the financial statements.

PRIDE, INC.
AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2005 and 2004

(1)     Organization and Summary of Accounting Policies

This summary of significant accounting policies of Pride, Inc. (PRIDE) and its consolidated subsidiaries is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Organization and Principles of Consolidation

The Company was organized on August 22, 2001 under the laws of the state of Colorado. Effective August 22, 2001, all of the assets, liabilities and business operations of Prime Rate Income & Dividend Enterprises, Inc. (PIDV) were contributed to the Company and its subsidiaries. The Company issued 1,325,000 shares of its restricted common stock to PIDV for the assets, liabilities and business it received from PIDV. Predecessor cost basis of assets and liabilities were carried over to the Company. The retained earnings of PIDV were carried over to the Company since PIDV was its predecessor, and in effect, the same operating business. The Company was a wholly-owned subsidiary of PIDV. PIDV entered into a share exchange agreement with U.S. Medical Systems, Inc. (USMS) effective November 12, 2002, whereby USMS became a wholly-owned subsidiary of PIDV. This business combination completed in November 2002, was accounted for as a reverse acquisition of PIDV since the former controlling shareholders of USMS controlled PIDV after the transaction. During March 2004, PIDV changed its name to U.S. MedSys Corp. Since USMS's business is not related to the real estate and mortgage investment business of PRIDE, the PIDV directors decided it was in the best interest of PIDV and the Company and PIDV's shareholders to spin-off the Company. The conditions of the business combination agreement with USMS stipulate that PRIDE would be spun-off to PIDV shareholders. The shares of PRIDE are being held by Michael L. Schumacher, President, for the benefit of PIDV shareholders, in escrow with instructions to distribute the PRIDE shares upon the effectiveness of a registration statement with the Securities and Exchange Commission. Management continues operations of PRIDE in the same manner as prior to the pro rata spin-off. On November 12, 2002, the directors of PIDV approved, subject to the effectiveness of a registration statement with the Securities and Exchange Commission, the pro rata spin-off of the Company to the PIDV shareholders of record on November 26, 2002 on a pro rata basis, exclusive of shares issued to U.S. Medical Systems, Inc. (USMS) shareholders effective November 12, 2002. At November 26, 2002, there were 1,350,000 shares of PIDV outstanding that were entitled to receive spin-off shares. Subsequent to November 26, 2002, 62,607 share distribution rights were received and then canceled as described in Note 6, leaving 1,287,393 shares of the Company's common stock held by the Company's President in trust for the benefit of the shareholders described above.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Pride Holdings, Inc. (PHI) and PHI's wholly-owned subsidiaries Pride Investments, Inc. and Pride Equities, Inc. for the two years ended June 30, 2005. The consolidated financial statements also include the accounts of 51.6% owned subsidiary National Superstars, Inc. since acquisition in September 2003 and through May 31, 2005, the date of disposition of the company's controlling ownership of National Superstars, Inc., and 90% owned subsidiary Federal Mortgage Corporation of Puerto Rico, Inc. since acquisition in January 2004, and Federal Mortgage Corporation of Puerto Rico, Inc.'s 100% owned subsidiary, Pride Lending, Inc., and 51% owned subsidiary Marwich II, Ltd. since acquisition in November 2004, and 75% owned subsidiary Springfield Financial, Inc. since acquisition in January 2005, and 51% owned subsidiary American Telstar, Inc. since acquisition in March 2005. All intercompany account balances have been eliminated in the consolidation. Marwich II, Ltd, Springfield Financial, Inc. and American Telstar, Inc. are inactive public companies and have no operating businesses.

Description of business

The Company is principally in the investment business. The Company principally invests in real estate, real estate mortgage loans and foreclosure certificates of purchase.

Per Share Information

Per share information is computed by dividing the net income or loss by the weighted average number of shares outstanding during the period.

Investment in Real Estate and Related Depreciation

The Company's investments in rental real estate are carried at cost, net of accumulated depreciation. Depreciation on rental real estate is being computed using the straight-line method over estimated useful lives of 27 years. Major renovations are capitalized. Repairs and maintenance costs are expensed as incurred. Disposals of individual real estate properties are accounted for as discontinued operations.

Equipment and Related Depreciation

The Company carries its investment in equipment at cost, net of accumulated depreciation. Depreciation on equipment is being computed using the straight-line method over estimated useful lives of three to five years. Major improvements or renovations are capitalized. Repairs and maintenance costs are expensed as incurred. Disposals of individual real estate properties are accounted for as discontinued operations.

Equipment and Related Depreciation

The Company carries its investment in equipment at cost, net of accumulated depreciation. Deprecation on equipment is being computed using the straight-line method over estimated useful lives of three to five years. Major improvements or renovations are capitalized. Repairs and maintenance costs are expensed as incurred.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Mortgage Loans and Foreclosure Certificates of Purchase

The Company's investment in mortgage loans consist principally of carry-back mortgages on real estate sold and are carried at the amortized principal balance. Management believes there is no impairment in value of the mortgage loans and therefore has provided no allowance for uncollectible notes. Management's policy with respect to impairment determination is to review the carrying values periodically, and at least quarterly to determine if there is any impairment. The Company requires a downpayment of at least 10% to sell a property with a carry-back mortgage note receivable. The Company has not sold any properties in the last five years with carry-back mortgages and has never sold a property with less than a 10% downpayment for which it has recognized a gain. Management does not currently intend to sell any property with a carry-back loan with less than a 10% downpayment in the future, but if such sales were made, the gain, if any, would be deferred and recognized over the life of the loan. When the loan balance equals or becomes less than 90% of the sale price, the balance of the income would be recognized. Management believes that the underlying collateral on all mortgage notes receivable are sufficient to facilitate collection of the mortgage notes receivables. The Company carries its investments in certificates of purchase on foreclosures issued by Colorado public trustees at the lower of cost plus accrued interest, or the value of the underlying foreclosed property. Under Colorado statutes, there is generally a minimum redemption period of seventy-five (75) days whereby the property owner can redeem the foreclosed property by paying the foreclosure certificate of purchase balance bid price plus interest at the rate specified on the mortgage note, plus reimbursement of certain costs and expenses incurred by the holder of the foreclosure certificate of purchase during the redemption period. If the former property owner fails to redeem the property, then junior lienholders have a right to redeem. If the property is not redeemed, the holder of the foreclosure certificate of purchase will be granted title to the property. It is the Company's investment policy to invest in foreclosure certificates of purchase that have sufficient equity such that it is likely that the property will be redeemed. Properties acquired through this process are carried in the books at the lower of the actual costs to acquire the property or market. The Company's mortgage notes generally range between ten and fifteen year terms to maturity. The average remaining lives on existing mortgage notes is approximately seven years. The average remaining term to redemption dates on the existing foreclosure certificates of purchase owned by the Company is approximately 60 days.

Geographic Area of Operations and Interest Rates

The Company owns properties principally in Colorado, North Dakota, Texas and Arkansas. The Company principally invests in foreclosure certificates of purchase in one county in Colorado. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company's real estate investment business is principally in four areas, and since its investments in foreclosure certificates of purchase are primarily in one county, these concentrations of operations result in an associated risk and uncertainty.

Provision for Deferred Income Taxes

Timing differences exist related to recognition of gains on sale of real estate for income tax purposes and financial reporting purposes. At June 30, 2005, the Company had for tax purposes, deferred installment gain income of approximately $16,976, resulting in a provision of $6,281 in deferred income taxes payable. In addition, the Company had for tax purposes, deferred capital gain income of approximately $322,562 related to the Company's Internal Revenue Service Section 1031 exchange of real estate, resulting in a provision of $109,671 in deferred income taxes payable. The Company as of June 30, 2005 also had a provision for deferred taxes of $10,745 related to $27,550 of unrealized appreciation of its marketable equity securities. In addition, the Company has a net operating tax loss carryover of approximately $42,000 available to offset future taxable income. This tax loss carryover expires in 2025. A deferred tax asset of $15,446 has been provided related to this tax loss carryover. Total net deferred income taxes payable at June 30, 2005 was $111,281.

Revenue Recognition Policy

The Company's revenue is generally generated principally from various phases of one revenue producing stream from various real estate transactions. The Company recognizes interest income from mortgage notes receivable and foreclosure certificates of purchase on a daily pro-rata basis. From time to time, the Company will acquire real estate to be held for longer term investment purposes. If the property is an improved property, the Company rents the property under short-term leases and recognizes rental income on a daily pro-rata basis as it becomes receivable according to the terms of the lease or rental agreement. However, if the rentals vary from a straight-line basis, the income is recognized on a straight-line basis unless another systematic and rational basis is more representative of the time pattern in which use benefit from the leased property is diminished, in which case that basis is used. Rentals currently being received by the Company are level equal monthly payments being recognized on a straight-line basis. The Company also has acquired certain residential lots, with the total approximate carrying value of $124,000, with the intention of holding these lots for future appreciation. Gain on the sale of investments is recorded as the difference between the fair value of the assets received and the carrying value of the assets sold. Fair value is determined estimating value based on review of comparable sales of similar assets by the Company's management. During the years ended June 30, 2005 and 2004, there were no material sales of any investments for any consideration other than cash. The Company recognizes revenue from consulting services as the services are performed. Consulting services generally relate to consultation and advice on mergers and acquisitions, and business management.

Concentration of Credit Risk

The Company's material concentration of credit risk consists principally of investments in mortgage loans. The Company's investments in mortgage loans are collateralized principally by first or second deeds of trust on real estate located primarily in Colorado and California. At June 30, 2005, the Company had five mortgage loans receivable from one individual totaling approximately $140,294. The individual's loans as a percentage of value were approximately 100% at the time of sale but, as additional collateral for the loans receivable from this individual, the Company has a junior lien on another property owned by this individual. The weighted average interest rate on mortgagee notes receivable is approximately 8% per annum with monthly repayment terms being amortized over periods up to twenty years.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its temporary cash investments with financial institutions. As of June 30, 2005, the Company did not have a cash concentration of credit risk since it had no temporary cash investments in bank accounts in excess of the FDIC insured amounts.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

Fair Value Financial Instruments

The Company, as required, discloses fair value information about financial instruments when it is practicable to estimate that value. As of June 30, 2005, the Company had various investments in long term mortgage notes receivable. Management believes that the fair value of these financial instruments does not materially differ from the carrying value of these notes based upon discounting at current market rates of interest.

Recently Issued Accounting Standards

There were various accounting standards and interpretations issued during 2005 and 2004, none of which are expected to have a material impact on the Company's consolidated financial position, operations, or cash flows.

Income Taxes

The Company records deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, the effect of net operating losses, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Impairment Assessment

Management believes that as of June 30, 2005, there is no impairment in the carrying value of investments or long-lived assets. The Company assesses the impairment of investments and long-lived assets at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important, which could trigger an impairment review, include the following:
1.	Significant underperformance relative to expected historical or projected future operating results;
2.	Significant changes in the manner of our use of the acquired assets or the strategy for the Company's overall business;
3.	Significant negative industry or economic trends.

The Company recognizes impairment losses if the carrying amount of the assets is not recoverable, determined when the carrying amount exceeds the undiscounted cash flows. The impairment loss would be measured by the amount by which the carrying amount of a long-lived asset exceeds its fair value. At June 30, 2005, management does not believe that there is any impairment in the carrying value of its long-lived assets.

Other

The Company has selected June 30 as its fiscal year end.

The Company has paid no dividends during the years ended June 30, 2005 and 2004.

No advertising expense has been incurred.

The Company has not entered into any leases.

All of the Company's assets are located in the United States.

2.     Income Taxes

The provision for federal and state income taxes consisted of the following components:

The reconciliation of income tax computed at the federal statutory rate to income tax expense is as follows:
	Year Ended June 30,
	2005	2004
Expected income tax	$ 99,967	$ 117,534
Graduated tax brackets	(16,750)	(16,750)
State tax net of federal benefit	7,666	9,013
Benefit of capital loss carryover	-	(72,719)
Benefit of carryover of tax operating loss	-	(16,053)
Other	(3,253)	11,120
	$ 87,630	$ 32,145

The primary components of the Company's net deferred income tax liabilities at June 30, 2005 were as follows:

Deferred income tax liabilities related to:
Unrealized appreciation of marketable equity
securities	$ 10,745
Installment gains	6,281
Tax deferred exchange	109,671
Net operating loss carryover	(15,416)
$ 111,281

The change in deferred tax liability for the year ended June 30, 2005 was an increase of 98,665.

(3)     Marketable Equity Securities

Investments in securities may be classified in these categories:
a)	Held-to-maturity are investments in debt securities in which the Company has the positive intent and ability to hold the security to maturity. These investments are reported at amortized cost.

b)

Trading securities are securities which are bought and held principally for the purpose of selling them in the near term. These securities are valued at market with unrealized gains or losses recorded in operations.

c)	Available for sale securities are securities not classified as held-to-maturity or trading. These securities are valued at market with unrealized gains or losses recorded in stockholder's equity.

At June 30, 2005, the Company had available for sale security investments in the following companies:
Name	Exchange
MSO Holdings, Inc. (MSOD)	OTCBB

	Total	Total
Total	Market Value	Unrealized
Recorded Cost	June 30, 2005	Appreciation
$ -	$ 27,550	$ 27,550
Provision for deferred income taxes		(10,745)

Unrealized appreciation, net of deferred income taxes		$ 16,805

(4)     Comprehensive Income

The components of comprehensive income, net of related tax for the years ended June 30, 2005 and 2004 are as follows:
	Years Ended June 30
	2005	2004

Net income	$ 168,696	$ 269,224
Unrealized appreciation (depreciation) on
available-for-sale securities, net of related income
tax (credits) provision of $10,745 and ($82,450)	16,805	(143,656)

Comprehensive Income	$ 185,501	$ 125,568

(5)     Common and Preferred Stock

The Company's articles of incorporation authorize 200,000,000 no par value common shares and 1,000,000 no par value preferred shares. As of June 30, 2005, there were 1,287,393 shares of common stock outstanding. There were no preferred shares outstanding as of June 30, 2005. The terms and preferences of the authorized preferred stock may be determined at the discretion of the Company's board of directors.

(6)     Related Party Transactions

The Company owns two attached residential/commercial condominium units in Denver, Colorado and until April 2005, owned one residential unit in Los Angeles County, California. The Company acquired these units principally for investment purposes. In addition to the investment purposes, the Company uses the Denver and California units for the Company's offices and as temporary living accommodations primarily for the benefit of the Company for company personnel, professionals and independent contractors that perform services for the Company. One of the Denver units is also used as the part time office of the Company's President's accounting business. The Company's President paid the Company $1,500 per month for the use of the California unit, and $500 per month for the use of the Denver units. The Company's President resided in the California unit and the Denver units on the average, less than one week per month at each of the two locations and during the periods of residence, used the units as office facilities for his business. The $1,500 rental income per month related to the California unit was included in discontinued operations.

Officer's compensation for the years ended June 30, 2005 and 2004 were $148,095 and $100,456, respectively. During the years ended June 30, 2005 and 2004, $96,262 and $5,022, respectively, of officer's compensation were attributed to discontinued operations.

As of June 30, 2005, the Company had accrued compensation payable to its President of $126,400. The accrued compensation payable had no written payment terms and was uncollateralized.

(7)     Recovery of a Bad Debt and Gain on the Sale of Investments

During the year ended June 30, 2003, the Company received for consulting services 1,650,000 shares of restricted PIDV common stock valued at an estimated market value of $.05, the approximate market trading price at the time the shares were received, totaling $82,500 and a note from PIDV in the amount of $360,000. The note provided for monthly payments of $20,000 commencing December 15, 2002 including interest at 4.25% per annum. No payments were made on the note during the year ended June 30, 2003, and due to the financial position of PIDV, the Company provided an allowance for doubtful collection for the total amount of the loan at June 30, 2003.

During the year ended June 30, 2004, the Company sold its 1,650,000 restricted PIDV common shares for approximately $.135 per share which totaled $221,987, net of selling expenses, resulting in a gain of $139,487. Subsequent to June 30, 2003, the Company collected $30,000 in payments, comprising principal of $12,799 and interest of $17,201. In addition during the year ended June 30, 2004, the Company accepted a cash settlement of $175,000 as full and final payment on the balance of the note receivable from PIDV. Since an allowance for the total note was provided during the year ended June 30, 2003, the principal collections including the final settlement totaling $187,615 was recorded as a recovery of a bad debt during the year ended June 30, 2004. In addition during the year ended June 30, 2004, the Company sold 62,607 shares of PIDV common shares for approximately $.388 per share which totaled $24,268, resulting in a gain of $19,886.

During the years ended June 30, 2005 and 2004, the Company sold investments in real estate that resulted in gains of $353,636 and $24,414, respectively. These sales of real estate were accounted for as disposals of discontinued operations.

Effective May 31, 2005, the Company's 51.6% owned subsidiary National Superstars, Inc. (NSS) completed a business combination with MSO Medical, Inc., whereby control of NSS was transferred to the controlling shareholders of MSO Medical, Inc. Upon completion of the combination, NSS changed its name to MSO Holdings, Inc. (MSO). In connection with this transaction, the Company received gross distributions from MSO of $190,047, resulting in a net gain to the Company of $72,205 during the year ended June 30, 2005. In addition, the Company has retained 55,100 common shares which amount to less than 1% of the outstanding common stock of MSO.

Other proceeds from the sale of securities for the year ended June 30, 2004 were $405 and resulted in a gain of $125.

(8)     Equipment and Furnishings

Equipment and furnishings at June 30, 2005 are summarized as follows:
Transportation equipment	$ 15,000
Furnishings condominium units	61,928
Other equipment	4,978
81,906
Accumulated depreciation	(62,528)
$ 19,378

(9)     Note Receivable

At June 30, 2005, the Company had a promissory note receivable from a non-affiliated individual with a principal balance of $104,242. This note bears interest at prime plus 2% with quarterly interest payments required and the total principal balance due on February 15, 2006. Since the Company intends to renew this note, the balance is considered a non-current asset. The note is collateralized by various assets including proceeds from a life insurance policy insuring the life of the borrower. The original note balance was $318,649 when the loan was made in 1999.

(10)     Investments in Mortgage Loans and Foreclosure Certificates of Purchase

At June 30, 2005, the Company had the following investments in mortgage loans and foreclosure certificates of purchase:
		Maturity	Interest
Description	Amount	Date	Rate
3430 Cherry St, Denver, CO	$ 24,160	04/30/11	7.0%
426 S Old Ranch Rd, Arcadia, CA	32,504	06/30/10	10.0%
3775 Elm St, Denver, CO	19,265	06/30/11	7.0%
3003 Eudora, Denver, CO	36,747	06/30/11	7.0%
7149 S Lincoln, Littleton, CO	21,881	06/30/11	7.5%
1671 Xanthia, Denver, CO	38,303	06/30/11	7.0%
Total	$ 172,860
Weighted Average Interest Rate			7.63%

Foreclosure Certificates of Purchase:
14228 E 1st St #B06, Aurora, CO	$ 66,871	08/29/05	6.75%
4433 S Abilene Circle, Aurora, CO	252,781	09/29/05	6.0%
7476 E Arkansas Ave, Denver, CO	62,532	08/22/05	10.0%
18493 E Grand Ave, Aurora, CO	137,298	08/15/05	5.25%
5250 S Huron Way #3-207, Littleton, CO	94,044	09/05/05	7.0%
4405 S Kalispell Circle, Aurora, CO	129,607	08/29/05	6.75%
5951 S Malta Way, Centennial, CO	168,722	09/05/05	7.5%

19999 E Radcliff Ave, Centennial, CO	142,316	09/05/05	7.0%
2400 S Rifle St, Aurora, CO	157,274	08/01/05	7.0%
14110 E Temple Dr #X02, Aurora, CO	89,031	09/05/05	7.875%
14043 E Utah Circle, Aurora, CO	87,137	09/12/05	5.426%
Total	$1,387,613
Weighted Average Interest Rate			6.76%.

(11)     Real Estate Owned and Discontinued Operations

At June 30, 2005, the Company has $1,062,486 invested in real estate, all of which are owned with individual deeds to the property, and is generally summarized as follows:
	Year of
Description	Acquisition	Cost

Two condominium units
in Denver, Colorado	2000	$ 313,226

Two single family residences
in Corpus Christi, Texas	2005	625,098

Nine residential lots located in:
Arkansas (6 lots)	1996	16,000
North Dakota (4 lots)	1997	6,222
Texas (1 lot)	2005	101,940
		$1,062,486
Accumulated depreciation		(66,184)
		$ 996,302

During the year ended June 30, 2004, the Company sold two residential lots in Florida that had been acquired in 1996. The sales price of the lots was $11,900. Costs of these lots sold, including selling costs, totaled $3,918, resulting in a gain of $7,982. During the year ended June 30, 2004, the Company also acquired and sold a single family residence in Arapahoe County, Colorado. The sales price for this residence was $162,000. Cost of this residence including selling costs totaled $145,588, resulting in a gain of $16,432. The net loss from operations before income taxes related to the properties sold during the year ended June 30, 2004 was $14,637.

During the year ended June 30, 2005, the Company sold two residential lots in Texas for $58,500. These lots had been acquired in 2004. Costs of these lots sold, including selling costs, totaled $13,773, resulting in a gain of $44,727. Also during the year ended June 30, 2005, the Company sold its residential condominium unit in Los Angeles County, California for $589,000. This unit was acquired in 2001. Cost of this unit was $350,248 including selling costs. At the time of sale, there was $39,083 of accumulated depreciation. Sale of this unit resulted in a gain of $277,835. To facilitate an Internal Revenue Service Code Section 1031 Exchange, the Company used an independent party (facilitator) to handle the transactions on the Company's behalf. The sales proceeds were held in trust by the facilitator and used for the purpose of acquiring the two single family residences and the residential lot all located in Corpus Christi, Texas. As a result of the Section 1031 exchange, the gains on the sale of the two Texas lots and the unit in California which totaled $322,562 are deferred for income tax purposes until the replacement properties are sold. A provision for deferred income taxes has been provided in the amount of $109,671 related to this transaction.

Also during the year ended June 30, 2005, the Company acquired and sold three residences in Arapahoe County, Colorado. Sales prices of these residences totaled $495,000. Costs of these residences including costs of sale totaled $463,926, resulting in gains from sales totaling $31,074.

The net loss from operations before income taxes related to the properties sold during the year ended June 30, 2005 was $103,817.

The Company accounts for disposals of real estate owned as discontinued operations.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Pride, Inc.

Spin-Off of 1,287,393 Shares of Common Stock

_________________, 2005

Until ___________, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

TABLE OF CONTENTS
Page

Questions and Answers about the Spin-Off
Forward-Looking Statements
Prospectus Summary
Risk Factors		____________________________
Spin-Off and Plan of Distribution
Background and Reasons for Spin-Off		Prospectus
Capitalization
Certain Market Information		____________________________
Management Discussion
Business
Management
Certain Transactions		___________, 2005
Principal Stockholders
Federal Income Tax Considerations
Description of Securities
Legal Matters
Experts
Available Information

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Colorado corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Colorado corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Our Articles of Incorporation limit the liability of its officers, directors, agents, fiduciaries and employees to the fullest extent permitted by the Colorado Revised Statutes. Specifically, directors of the Company will not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (I) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by Pride, are as follows:
SEC Filing Fee	$ 100.00
Printing Expenses	5,000.00
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	10,000.00
Blue Sky Fees and Expenses	5,000.00
Registrar and Transfer Agent Fee	3,000.00
Miscellaneous	3,000.00

Total	$ 36,100.00

Item 26.    Recent Sales of Unregistered Securities.

During November 2002, the Company issued 25,000 shares of restricted common stock to PIDV as reimbursement for costs incurred on the Company's behalf. The shares were issued in reliance on the exemption from registration available under section 4(2) of the Securities Act.

Item 27.     Exhibits

       a.    The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:
	Ex. No.	Title
+	3.1	Articles of Incorporation
+	3.2	Bylaws
	4.1	Specimen Common Stock Certificate
	5.0	Opinion of Clifford L. Neuman, P.C. regarding the legality of the securities being registered
+	10.1	Agreement dated November 12, 2004 between Prime Rate Income & Dividend Enterprises, Inc. (PIDV) and U.S. Medical Systems Corp. (USMS)
	10.2	Agreement between PIDV and Pride, Inc.
*	21.0	List of Subsidiaries
	23.1	Consent of Independent Registered Public Accounting Firm
	23.2	Consent of Clifford L. Neuman, PC (Incorporated into Exhibit 5.0)

+ Incorporated by reference from the Registrant's Report on Form 10-SB as filed with the Commission on September 13, 2004.

*  Previously filed

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

       Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Denver, state of Colorado, on the 8th day of November, 2005.
Pride, Inc.
a Colorado corporation

By: /s/ Michael L. Schumacher
Michael L. Schumacher, Chief Financial Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of Pride, Inc. hereby constitutes and appoints Michael L. Schumacher, Chief Financial Officer of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form SB-2, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Pride, Inc. and on the dates indicated.
Signature	Title	Date

/s/ Michael L. Schumacher Michael L. Schumacher	President, Treasurer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer)	November 8, 2005

/s/ George A. Powell George A. Powell	Vice President, Secretary, and Director	November 8, 2005